                                                                    Exhibit 10.8

                                     FORM OF
                             JEFFERSON FEDERAL BANK
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                     Form of
                             Jefferson Federal Bank
                     Supplemental Executive Retirement Plan

                                Table of Contents


Article I - Introduction ...................................................  1

Article II - Definitions ...................................................  2

Article III - Eligibility and Participation ................................  5

Article IV - Benefits ......................................................  6

Article V - Accounts .......................................................  8

Article VII - Claims Procedures ............................................ 10

Article VIII - Amendment and Termination ................................... 12

Article IX - General Provisions ............................................ 13

Article X - Required Regulatory Provisions ................................. 16

                                    Article I
                                  Introduction

Section 1.01 Purpose, Design and Intent.

(a) The purpose of the Jefferson Federal Bank Supplemental Executive Retirement Plan (the "Plan") is to assist Jefferson Federal Bank (the "Bank") and its affiliates in retaining the services of key employees until their retirement, to induce such employees to use their best efforts to enhance the business of the Bank and its affiliates, and to provide certain supplemental retirement benefits to such employees.

(b) The Plan, in relevant part, is intended to constitute an unfunded "excess benefit plan" as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended. The Plan is specifically designed to provide certain key employees with retirement benefits that would have been payable under the various tax-qualified retirement plans sponsored by the Bank but for the limitations placed on the benefits and contribution under such plans by various provisions of the Internal Revenue Code of 1986, as amended.

                                   Article II
                                   Definitions

Section 2.01 Definitions. In this Plan, whenever the context so indicates, the singular or the plural number and the masculine or feminine gender shall be deemed to include the other, the terms "he," "his," and "him," shall refer to a Participant or Beneficiary, as the case may be, and, except as otherwise provided, or unless the context otherwise requires, the capitalized terms shall have the following meanings:

(a) "Affiliate" means any "parent corporation" or any "subsidiary corporation" of the Bank, as such terms are defined in Sections 424(e) and 424(f), respectively, of the Code.

(b) "Applicable Limitations" means one of the following:

     (i) the maximum limitation on annual benefits payable by a qualified defined benefit plan under Section 415(b) of the Code;

     (ii) the maximum limitations on annual additions to a qualified defined contribution plan under Section 415(c) of the Code;

     (iii) the maximum limitation on the aggregate projected annual benefits payable by qualified defined benefit plans and the annual additions to qualified defined contribution plans under Section 415(e) of the Code; and

     (iv) the maximum limitation on the annual amount of compensation that may, under Section 401(a)(17) of the Code, be taken into account in determining contributions to and benefits under qualified plans.

(c) "Bank" means Jefferson Federal Bank, and its successors.

(d) "Board of Directors" means the Board of Directors of the Bank.

(e) "Change in Control" means any one of the following events occurs:

     (i) Merger: Company merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

     (ii) Acquisition of Significant Share Ownership: a report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company's voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

     (iii) Change in Board Composition: during any period of two consecutive years, individuals who constitute the Company's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company's Board of Directors; provided, however, that for purposes of this clause (iii) each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or

     (iv) Sale of Assets: Company sells to a third party all or substantially all of the Company's assets.

(f) "Code" means the Internal Revenue Code of 1986, as amended.

(g) "Committee" means the person(s) designated by the Board of Directors, pursuant to Section 9.02 of the Plan, to administer the Plan.

(h) "Common Stock" means the common stock of the Company.

(i) "Company" means Jefferson Bancshares, Inc. and its successors.

(j) "Eligible Individual" means any Employee of the Bank or an Affiliate who participates in the ESOP, as the case may be, and whom the Board of Directors determines is one of a "select group of management or highly compensated employees," as such phrase is used for purposes of Sections 101, 201, and 301 of ERISA.

(k) "Employee" means any person employed by the Bank or an Affiliate.

(l) "Employer" means the Bank or Affiliate that employs the Employee.

(m) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(n) "ESOP" means the Jefferson Federal Bank Employee Stock Ownership Plan, as amended from time to time.

(o) "ESOP Acquisition Loan" means a loan or other extension of credit incurred by the trustee of the ESOP in connection with the purchase of Common Stock on behalf of the ESOP.

(p) "ESOP Valuation Date" means any day as of which the investment experience of the trust fund of the ESOP is determined and individuals' accounts under the ESOP are adjusted accordingly.

(q) "Effective Date" means January 1, 2003.

(r) "Participant" means an Eligible Employee who is entitled to benefits under the Plan.

(s) "Plan" means this Jefferson Federal Bank Supplemental Executive Retirement Plan.

(t) "Retirement" means termination of employment at any time following the satisfaction the requirements for early or normal retirement under the ESOP.

(u) "Supplemental ESOP Account" means an account established by an Employer, pursuant to Section 5.01 of the Plan, with respect to a Participant's Supplemental ESOP Benefit.

(v) "Supplemental ESOP Benefit" means the benefit credited to a Participant pursuant to Section 4.01 of the Plan.

(w) "Supplemental Stock Ownership Account" means an account established by an Employer, pursuant to Section 5.02 of the Plan, with respect to a Participant's Supplemental Stock Ownership Benefit.

(x) "Supplemental Stock Ownership Benefit" means the benefit credited to a Participant pursuant to Section 4.02 of the Plan.

                                   Article III
                          Eligibility and Participation

Section 3.01 Eligibility.

     Only Eligible Individuals may participate in the Plan. An Eligible Individual shall become a Participant if:

(a)  he or she holds the office of Chief Executive Officer of the Bank, or

(b) he or she is designated by the Board of Directors of the Bank to participate in the Plan.


Section 3.02 Commencement of Participation

     An Eligible Individual who becomes a Participant in the Plan under Section 3.01(a) of the Plan shall commence participation in the Plan on the effective date of the Plan or such other date as determined by the Board of Directors of the Bank. Eligible Individuals who become Participants under Section 3.01(b) of the Plan shall commence participation in the Plan on such date as determined by the Board of Directors of the Bank.

                                   Article IV
                                    Benefits

Section 4.01 Supplemental ESOP Benefit.

As of the last day of each plan year of the ESOP, the Employer shall credit the Participant's Supplemental ESOP Account with a Supplemental ESOP Benefit equal to the excess of (a) over (b), where:

(a) Equals the annual contributions made by the Employer and/or the number of shares of Common Stock released for allocation in connection with the repayment of an ESOP Acquisition Loan that would otherwise be allocated to the accounts of the Participant under the ESOP for the applicable plan year if the provisions of the ESOP were administered without regard to and of the Applicable Limitations; and

(b) Equals the annual contributions made by the Employer and/or the number of shares of common stock released for allocation in connection with the repayment of an ESOP Acquisition Loan that are actually allocated to the accounts of the Participant under the provisions of the ESOP for that particular plan year after giving effect to any reduction of such allocation required by the limitations imposed by any of the Applicable Limitations.

Section 4.02 Supplemental Stock Ownership Benefit.

(a) Upon a Participant's Retirement from the Employer, the Employer shall credit to the Participant's Supplemental Stock Ownership Account a Supplemental Stock Ownership Benefit equal to (i) less (ii), the result of which is multiplied by (iii), where:

     (i) Equals the total number of shares of Common Stock acquired with the proceeds of all ESOP Acquisition Loans (together with any dividends, cash proceeds, or other medium related to such ESOP Acquisition Loans) that would have been allocated or credited for the benefit of the Participant under the ESOP and/or this Plan, as the case may be, had the Participant continued in the employ of the Employer through the first ESOP Valuation Date following the last scheduled payment of principal and interest on all ESOP Acquisition Loans outstanding at the time of the Participant's Retirement; and

     (ii) Equals the total number of shares of Common Stock acquired with the proceeds of all ESOP Acquisition Loans (together with any dividends, cash proceeds, or other medium related to such ESOP acquisition Loans) and allocated for the benefit of the Participant under the ESOP/and or this Plan as of the first ESOP Valuation Date following the Participant's Retirement; and

     (iii) Equals the higher of the closing price of the Common Stock as of:

          (A) The first ESOP Valuation Date following the Participant's Retirement, or

          (B)  The last day of the Participant's employment with the Employer.

(b) For purposes of clause (i) of subsection (a) of this Section 4.02, the total number of shares of Common Stock shall be determined by multiplying the sum of (i) and (ii) by (iii), where:

     (i) equals the average of the total shares of Common Stock acquired with the proceeds of an ESOP Acquisition Loan and allocated for the benefit of the Participant under the ESOP as of three most recent ESOP Valuation Dates preceding the Participant's Retirement (or lesser number if the Participant has not participated in the ESOP for three full years),

     (ii) equals the average number of shares of Common Stock credited to the Participant's Supplemental ESOP Account for the three most recent plan years of the ESOP (such that the three recent plan years coincide with the three most recent ESOP Valuation Dates referred to in (i) above); and

     (iii) equals the original number of scheduled payments on the ESOP Acquisition Loan.

(c)  In the event of a Change in Control:

     (i) A Participant's Retirement shall be deemed to have occurred as of the effective date of the Change in Control, as determined by the Board of Directors, regardless of whether the Participant continues in the employ of the Employer following the Change in Control; and

     (ii) The determination of fair market value of the Common Stock shall be made as the effective date of the Change in Control.

                                    Article V
                                    Accounts

Section 5.01 Supplemental ESOP Benefit Account.

For each Participant who is credited with a benefit pursuant to Section 4.01 of the Plan, the Employer shall establish, as a memorandum account on its books, a Supplemental ESOP Account. Each year, the Committee shall credit to the Participant's Supplemental ESOP Account the amount of benefits determined under
Section 4.01 of the Plan for that year. The Committee shall credit the account with an amount equal to the appropriate number of shares of Common Stock or other medium of contribution that would have otherwise been made to the Participant's accounts under the ESOP but for the limitations imposed by the Code. Shares of Common Stock shall be valued under this Plan in the same manner as under the ESOP. Cash contributions credited to a Participant's Supplemental ESOP Account shall be credited annually with interest at a rate equal to the combined weighted return provided to the Participant's non-stock accounts under the ESOP.

Section 5.02 Supplemental Stock Ownership Account.

The Employer shall establish, as a memorandum account on its books, a Supplemental Stock Ownership Account. Upon a Participant's Retirement or in the event of a Change in Control, the Committee shall credit to the Participant's Supplemental Stock Ownership Account the amount of benefits determined under
Section 4.02 of the Plan. The Committee shall credit the account with an amount equal to the appropriate number of shares of Common Stock or other medium of contribution that would have otherwise been made to the Participant's accounts under the ESOP. Shares of Common Stock shall be valued under this Plan in the same manner as under the ESOP. Cash contributions credited to a Participant's Supplemental ESOP Account shall be credited annually with interest at a rate equal to the combined weighted return provided to the Participant's non-stock accounts under the ESOP.

                                   Article VI
                          Supplemental Benefit Payments

Section 6.01 Payment of Supplemental ESOP Benefit.

(a) A Participant's Supplemental ESOP Benefit shall be paid to the Participant or in the event of the Participant's death, to his beneficiary in the same form, time and medium as his benefits are paid under the ESOP.

(b) A Participant shall have a non-forfeitable right to the Supplemental ESOP Benefit credited to him under this Plan in the same percentage as he has to benefits allocated to him under the ESOP at the time the benefits become distributable to him under the ESOP.

Section 6.02 Payment of Supplemental Stock Ownership Benefit.

(a) A Participant's Supplemental Stock Ownership Benefit shall be paid to the Participant or in the event of the Participant's death, to his beneficiary in the same form, time and medium as his benefits are paid under the ESOP.

(b) A Participant shall always have a fully non-forfeitable right to the Supplemental Stock Ownership Benefit credited to him under this Plan.

Section 6.03 Alternative Payment of Benefits

Notwithstanding the other provisions of this Article VI, a Participant may, with prior written consent of the Committee and upon such terms and conditions as the Committee may impose, request that the Supplemental ESOP Benefit and/or the Supplemental Stock Ownership Benefit to which he is entitled, be paid commencing at a different time, over a different period, in a different form, or to different persons, other than the benefit to which he or his beneficiary may be entitled under the ESOP.

                                   Article VII
                               Claims Procedures

Section 7.01 Claims Reviewer.

For purposes of handling claims with respect to this Plan, the "Claims Reviewer" shall be the Committee, unless the Committee designates another person or group of persons as Claims Reviewer.

Section 7.02 Claims Procedure.

(a) An initial claim for benefits under the Plan must be made by the Participant or his or her beneficiary or beneficiaries in accordance with the terms of this Section 7.02.

(b) Not later than ninety (90) days after receipt of such a claim, the Claims Reviewer will render a written decision on the claim to the claimant, unless special circumstances require the extension of such 90-day period. If such extension is necessary, the Claims Reviewer shall provide the Participant or the Participant's beneficiary or beneficiaries with written notification of such extension before the expiration of the initial 90-day period. Such notice shall specify the reason or reasons for the extension and the date by which a final decision can be expected. In no event shall such extension exceed a period of ninety (90) days from the end of the initial 90-day period.

(c) In the event the Claims Reviewer denies the claim of a Participant or any beneficiary in whole or in part, the Claims Reviewer's written notification shall specify, in a manner calculated to be understood by the claimant, the reason for the denial; a reference to the Plan or other document or form that is the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such information or material is necessary; and an explanation of the applicable claims procedure.

(d) Should the claim be denied in whole or in part and should the claimant be dissatisfied with the Claims Reviewer's disposition of the claimant's claim, the claimant may have a full and fair review of the claim by the Committee upon written request submitted by the claimant or the claimant's duly authorized representative and received by the Committee within sixty
     (60) days after the claimant receives written notification that the claimant's claim has been denied. In connection with such review, the claimant or the claimant's duly authorized representative shall be entitled to review pertinent documents and submit the claimant's views as to the issues, in writing. The Committee shall act to deny or accept the claim within sixty (60) days after receipt of the claimant's written request for review unless special circumstances require the extension of such 60-day period. If such extension is necessary, the Committee shall provide the claimant with written notification of such extension before the expiration of such initial 60-day period. In all events, the Committee shall act to deny or accept the claim within 120 days of the receipt of the claimant's written request for review. The action of the

     Committee shall be in the form of a written notice to the claimant and its contents shall include all of the requirements for action on the original claim.

(e) In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article VII.

                                  Article VIII
                           Amendment and Termination

Section 8.01 Amendment of the Plan.

The Bank may from time to time and at any time amend the Plan; provided, however, that such amendment may not adversely affect the rights of any Participant or beneficiary with respect to any benefit under the Plan to which the Participant or beneficiary may have previously become entitled prior to the effective date of such amendment without the consent of the Participant or beneficiary. The Committee shall be authorized to make minor or administrative changes to the Plan, as well as amendments required by applicable federal or state law (or authorized or made desirable by such statutes); provided, however, that such amendments must subsequently be ratified by the Board of Directors.

Section 8.02 Termination of the Plan.

The Bank may at any time terminate the Plan; provided, however, that such termination may not adversely affect the rights of any Participant or beneficiary with respect to any benefit under the Plan to which the Participant or beneficiary may have previously become entitled prior to the effective date of such termination without the consent of the Participant or beneficiary. Any amounts credited to the supplemental accounts of any Participant shall remain subject to the provisions of the Plan and no distribution of benefits shall be accelerated because of termination of the Plan.

                                   Article IX
                               General Provisions

Section 9.01 Unfunded, Unsecured Promise to Make Payments in the Future.

The right of a Participant or any beneficiary to receive a distribution under this Plan shall be an unsecured claim against the general assets of the Bank or its Affiliates and neither a Participant nor his designated beneficiary or beneficiaries shall have any rights in or against any amount credited to any account under this Plan or any other assets of the Bank or an Affiliate. The Plan at all times shall be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA. Any funds invested hereunder shall continue for all purposes to be part of the general assets of the Bank or an Affiliate and available to its general creditors in the event of bankruptcy or insolvency. Accounts under this Plan and any benefits which may be payable pursuant to this Plan are not subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Participant's beneficiary. The Plan constitute a mere promise by the Bank or Affiliate to make benefit payments in the future. No interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such Participant or beneficiary, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

Section 9.02 Committee as Plan Administrator.

(a) The Plan shall be administered by the Committee designated by the Board of Directors.

(b) The Committee shall have the authority, duty and power to interpret and construe the provisions of the Plan as it deems appropriate. The Committee shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. In addition, the Committee shall have the authority and power to delegate any of its administrative duties to employees of the Bank or Affiliate, as they may deem appropriate. The Committee shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Bank with respect to the Plan. The interpretations, determination, regulations and calculations of the Committee shall be final and binding on all persons and parties concerned.

Section 9.03 Expenses.

Expenses of administration of the Plan shall be paid by the Bank or an Affiliate.

Section 9.04 Statements.

The Committee shall furnish individual annual statements of accrued benefits to each Participant, or current beneficiary, in such form as determined by the Committee or as required by law.

Section 9.05 Rights of Participants and Beneficiaries.

(a) The sole rights of a Participant or beneficiary under this Plan shall be to have this Plan administered according to its provisions, to receive whatever benefits he or she may be entitled to hereunder.

(b) Nothing in the Plan shall be interpreted as a guaranty that any funds in any trust which may be established in connection with the Plan or assets of the Bank or an Affiliate will be sufficient to pay any benefit hereunder.

(c) The adoption and maintenance of this Plan shall not be construed as creating any contract of employment or service between the Bank or an Affiliate and any Participant or other individual. The Plan shall not affect the right of the Bank or an Affiliate to deal with any Participants in employment or service respects, including their hiring, discharge, compensation, and conditions of employment or other service.

Section 9.06 Incompetent Individuals.

The Committee may from time to time establish rules and procedures which it determines to be necessary for the proper administration of the Plan and the benefits payable to a Participant or beneficiary in the event that such Participant or beneficiary is declared incompetent and a conservator or other person legally charged with that Participant's or beneficiary's care is appointed. Except as otherwise provided herein, when the Committee determines that such Participant or beneficiary is unable to manage his or her financial affairs, the Committee may pay such Participant's or beneficiary's benefits to such conservator, person legally charged with such Participant's or beneficiary's care, or institution then contributing toward or providing for the care and maintenance of such Participant or beneficiary. Any such payment shall constitute a complete discharge of any liability of the Bank or an Affiliate and the Plan for such Participant or beneficiary.

Section 9.06 Sale, Merger, or Consolidation of the Bank.

The Plan may be continued after a sale of assets of the Bank, or a merger or consolidation of the Bank into or with another corporation or entity only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. Additionally, upon a merger, consolidation or other change in control any amounts credited to Participant's deferral accounts shall be placed in a grantor trust to the extent not already in such a trust. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall be terminated subject to the provisions of Section 7.2 of the Plan. Any legal fees incurred by a Participant in determining benefits to which such Participant is entitled under the Plan following a sale, merger, or consolidation of the Bank or an Affiliate of which the Participant is an Employee or, if applicable, a member of the Board of Directors, shall be paid by the resulting or succeeding entity.

Section 9.08 Location of Participants.

Each Participant shall keep the Bank informed of his or her current address and the current address of his or her designated beneficiary or beneficiaries. The Bank shall not be obligated to search for any person. If such person is not located within three (3) years after the date on which payment of the Participant's benefits payable under this Plan may first be made, payment may be made as though the Participant or his or her beneficiary had died at the end of such three-year period.

Section 9.09 Liability of the Bank and its Affiliates.

Notwithstanding any provision herein to the contrary, neither the Bank nor any individual acting as an employee or agent of the Bank shall be liable to any Participant, former Participant, beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Bank or any such employee or agent of the Bank.

Section 9.10 Governing Law.

All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of Tennessee.

                                    Article X
                         Required Regulatory Provisions

Section 10.01 Required Regulatory Provisions.

     (a) The Employer may terminate an Employee's employment at any time, but any termination by the Employer, other than termination for cause, shall not prejudice the Employee's right to compensation or other benefits under this Plan. An Employee shall not have the right to receive compensation or other benefits for any period after a termination for cause as otherwise provided hereunder.

     (b) If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C.
(S)1818(e)(3) or (g)(1), the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

     (c) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C.
(S)1818(e)(4) or (g)(1), all obligations of the Bank under this Plan shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. (S)1813(x)(1) all obligations of the Bank under this Plan shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the Participants.

     (e) All obligations of the Bank under this Plan shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Director of the OTS (or her designee), the FDIC or the Resolution Trust Corporation, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. (S)1823(c); or (ii) by the Director of the OTS (or her designee) at the time the Director (or her designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (f) Any payments made to Participants pursuant to this Plan, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k), 12 C.F.R. Part 359 and 12 C.F.R. Section 545.121 and any rules and regulations promulgated thereunder.

     Having been adopted by its Board of Directors on ____________,2003, this
Plan is executed by its duly authorized officers this     day of         , 2003.


                                          JEFFERSON FEDERAL BANK



Attest:



_____________________                     By: __________________________________
                                              For the Entire Board of Directors